Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 263905

PROSPECTUS SUPPLEMENT NO. 2

To Prospectus dated May 5, 2022

Up to 14,519,218 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 7,719,779 Warrants

This prospectus supplement no. 2 supplements the prospectus dated May 5, 2022 (the “Base Prospectus”) as supplemented by the prospectus supplement dated May 13, 2022 (“Prospectus Supplement No. 1” and, together with the Base Prospectus, the “Prospectus”), which forms a part of the Registration Statement on Post-Effective Amendment No. 2 to the Form S-1 (Registration No. 333-263905), relating to the issuance by us of up to an aggregate of 14,519,218 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 warrants (the “Private Placement Warrants”) originally purchased by BOC Yellowstone LLC (the “Sponsor”) at a price of $1.00 per warrant in a private placement in connection with the initial public offering of our predecessor company, Yellowstone Acquisition Company (“YAC”) and (ii) up to 6,799,439 shares of Class A Common Stock that are issuable upon the exercise of 6,799,439 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of YAC. We will receive the proceeds from any exercise of any Public Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholder named in the Prospectus (the “Selling Securityholder”) of (i) up to 7,719,779 shares of Class A Common Stock that are issuable upon the exercise of 7,719,779 Private Placement Warrants and (ii) up to 7,719,779 Private Placement Warrants. We will not receive any proceeds from the sale of Private Placement Warrants by the Selling Securityholder pursuant to the Prospectus. The holder of Private Placement Warrants has agreed, subject to certain exceptions, not to sell the Private Placement Warrants, or the shares of Class A Common Stock underlying the Private Placement Warrants, for a period of at least the first to occur of (a) January 25, 2023 and (b) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022.

We registered the securities for resale pursuant to the Selling Securityholder’s registration rights under certain agreements between us and the Selling Securityholder. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholder will offer or sell any of the Private Placement Warrants. The Selling Securityholder may offer, sell or distribute all or a portion of its Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Private Placement Warrants by the Selling Securityholder pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. We provide more information about how the Selling Securityholder may sell the Private Placement Warrants in the section entitled “Plan of Distribution.”

This prospectus supplement incorporates into and is being filed to update and supplement the information in the Prospectus with:

●	the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2022; and

●	unaudited pro forma condensed combined financial information.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange American LLC (the “NYSE American”) under the symbols “SKYH” and “SKYH WS,” respectively. On May 23, 2022, the closing price of our Class A Common Stock was $8.01 and the closing price for our Public Warrants was $0.52.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 24, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 17, 2022

Sky Harbour Group Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39648	85-2732947
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Tower Road, Suite 205 Westchester County Airport White Plains, NY	10604
(Address of principal executive offices)	(Zip Code)

(212) 554-5990

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKYH	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	SKYH WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement – Mr. Francisco Gonzalez

On May 17, 2022, Sky Harbour LLC (“Sky”), a wholly-owned subsidiary of Sky Harbour Group Corporation (the “Company”), entered into an amendment (the “Amendment”) to the amended and restated employment agreement with Mr. Gonzalez, dated as of December 22, 2021 and amended on March 24, 2022 (the “Employment Agreement”) in connection with his appointment as Chief Financial Officer. Except as described below, the terms of the Employment Agreement remain the same.

Obligations in Connection with Death or Disability. In the event of Mr. Gonzalez’s death or Disability (as defined in the Employment Agreement), Sky will provide Mr. Gonzalez with full vesting of any then-unvested, time-based equity awards, subject to the same general release and restrictive covenants provisions in the Employment Agreement for all other severance benefits. The previously disclosed obligations upon certain termination events remain in effect.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Grants of Restricted Stock Units

On May 17, 2022, the compensation committee of the board of directors of the Company approved grants of 75,000 and 150,000 time-based restricted stock units, respectively, to Tal Keinan, the Company’s Chairman and Chief Executive Officer, and Francisco Gonzalez, the Company’s Chief Financial Officer. The grants were made under the Company’s 2022 Incentive Award Plan and restricted stock award agreements, substantially in the form attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Employment Agreement with Francisco Gonzalez
10.2	Form of Restricted Stock Unit Agreement (Executives)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sky Harbour Group Corporation (Registrant)

Date: May 19, 2022	By:	/s/ Tal Keinan
Tal Keinan Chief Executive Officer

Exhibit 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO the Agreement (as defined below) (this “Amendment”) is entered into as of May 17, 2022 (the “Effective Date”), by and between SKY HARBOUR LLC, a Delaware corporation (the “Company”), and Francisco Gonzalez (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Amended and Restated Employment Agreement dated as of December 22, 2021, amended as of March 24, 2022 (the “Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Agreement to the terms and conditions described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.    The following paragraph is added to Section 5 as Subsections 5(1), 5(2) and 5(3):

1) Termination due to Death or Disability. If Employee’s employment is terminated due to death or Disability (as defined below), all stock option, restricted stock units and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination (as defined below) shall become immediately vested or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time), in which case, they will only vest pursuant to their express terms; provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.

2) Disability. For purposes of this Amendment, a termination based upon “Disability” means a termination by the Company based upon Employee's entitlement to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination; provided, however, that if Employee is not a participant in the Company's long-term disability plan or policy on the Date of Termination, Employee shall still be considered terminated based upon Disability if Employee would have been entitled to benefits under the Company's long-term disability plan or policy had Employee been a participant on Employee’s Date of Termination.

3) Date of Termination. For purposes of the Agreement and this Amendment, “Date of Termination” means the date of termination as set forth on a written notice of termination or, if different, the date of receipt by the Company of such notice of termination; provided, however, that any such date shall not exceed the date of receipt by more than 30 days.

2.    Except as expressly amended or modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which constitutes an original but all of which constitute one and the same instrument. This Amendment may be amended only by a writing signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the date first written above.

SKY HARBOUR LLC		EMPLOYEE

By:	/s/ Tal Keinan	/s/ Francisco Gonzalez
Name:		Francisco Gonzalez
Title:

2

Exhibit 10.2

SKY HARBOUR GROUP CORPORATION

2022 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Sky Harbour Group Corporation, a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Sky Harbour Group Corporation 2022 Incentive Award Plan (as may be amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[ ]
Grant Date:	[ ]
Number of RSU:	[ ]
Vesting Commencement Date:	[ ]
Vesting Schedule:	[ ]; subject to Section 2.1 of the Agreement.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

SKY HARBOUR GROUP CORPORATION	PARTICIPANT

By:
Name:
Title:

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I

GENERAL

1.1          Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2          Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3          Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II
VESTING; FORFEITURE AND SETTLEMENT

2.1          Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.

(a)          Subject to Section 2.1(b), in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

(b)          Notwithstanding anything to the contrary, upon Participant’s Termination of Service for Retirement, all unvested RSUs will immediately vest as of the date of such Termination of Service. For purposes of this Agreement, “Retirement” means Participant’s Termination of Service, other than for Cause, if, at the time of such Termination of Service, the sum of Participant’s age and years of service with the Company or an Affiliate add up to 65 or more on the date of such Termination of Service, provided that such Termination of Service constitutes a “separation from service” as defined in the regulations under Section 409A. [For the avoidance of doubt, a Termination of Service for death or Disability (as defined below) in the event that the sum of Participant’s age and years of service with the Company or an Affiliate add up to 65 or more as of the date of such Termination of Service shall constitute Retirement, provided that such Termination of Service constitutes a “separation from service” as defined in the regulations under Section 409A and occurs prior to the specified effective date of a Change in Control.]

(c)          [Notwithstanding anything to the contrary, upon the consummation of a Change in Control of the Company, all unvested RSUs will immediately vest as of the consummation of such Change in Control.]

(d)          [Notwithstanding anything to the contrary, upon Participant’s Termination of Service due to death or Disability, all unvested RSUs will immediately vest as of the date of such Termination of Service. For purposes of this Agreement, “Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or any Affiliate to which Participant provides services regardless of whether Participant is covered by such policy. If the Company or any Affiliate to which Participant provides services does not have a long-term disability policy in place, “Disability” means that Participant is unable to carry out the responsibilities and functions of the position held by Participant by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days. Participant will not be considered to have incurred a Disability unless Participant furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.]

(e)          [Notwithstanding anything to the contrary, upon Participant’s Termination of Service without Cause or resignation for Good Reason, all unvested RSUs shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become non-forfeitable as of the Date of Termination (as defined in the Participant’s employment agreement with the Company or an Affiliate, dated as of [•],as may be amended from time to time (the “Employment Agreement”)), subject to the release provisions of the Employment Agreement becoming effective by its own terms.]

2.2          Settlement.

(a)          The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but no later than 30 days following the applicable date on which any RSU vests.

(b)          Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(c)          The Company shall delay the delivery of any Shares under this Agreement to Participant to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which Participant would otherwise be entitled during the six month period following the date of Participant’s Termination of Service will be delivered on the first business day following the expiration of such six month period (or, if earlier, Participant’s date of death).

2.3          Defined Terms.

(a)          As used in this Agreement, “Cause” shall have the meaning ascribed to such term (or word of like import) as expressly defined in an effective written agreement between Participant and the Company or its Affiliates, or in the absence of such effective written agreement and definition, “Cause” means any of the following events that the Board has determined, in good faith, has occurred: (i) Participant’s failure to substantially perform Participant’s duties (other than a failure resulting from Participant’s disability), including Participant’s failure to follow any lawful directive from the Board or Participant’s immediate supervisor; (ii) Participant’s violation of any code or standard of behavior generally applicable to Employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its Affiliates; (iv) Participant’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) Participant’s failure to devote substantially all of Participant’s working time to the business of the Company and its Affiliates; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Affiliates or while performing Participant’s duties and responsibilities for the Company or any of its Affiliates; (vii) Participant’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its Affiliates, or Participant’s material breach of fiduciary duty against the Company or any of its Affiliates; (viii) Participant’s engaging in misconduct in connection with the performance of any of Participant’s duties, including by embezzlement or theft from the Company or its Affiliates, misappropriating funds from the Company or its Affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its Affiliates; or (ix) Participant’s active disloyalty to the Company or its Affiliates, including willfully aiding a competitor or improperly disclosing confidential information.

(b)          As used in this Agreement, “Good Reason” shall have the meaning ascribed to such term (or word of like import) as expressly defined in an effective written agreement between Participant and the Company or its Affiliates, or in the absence of such effective written agreement and definition, “Good Reason” means a termination by Participant based upon the occurrence (without Participant’s express written consent) of any of the following: (i) a reduction in Participant‘s annual base salary by 10% or greater (unless such reduction applies generally to all employees of the Company); or (ii) a material diminution in Participant’s authority, duties or responsibilities. Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that the events described herein shall not constitute Good Reason unless Participant notifies the Company in writing within 30 days following the event purportedly giving rise to Good Reason and the Company fails to cure the circumstances purportedly giving rise to Good Reason within 30 days following such notice by Participant (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then Participant may tender Participant’s resignation for Good Reason, such resignation to be effective no later than 30 days following the end of the Cure Period; it being understood that if Participant fails to resign within such 30 day period, Participant’s right to terminate Participant’s employment for Good Reason on account of the event or events described in such notice shall be deemed to be waived.

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ARTICLE III
TAXATION AND TAX WITHHOLDING

3.1          Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2          Tax Withholding.

(a)          Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability. Participant agrees to pay to the Company or any Affiliate any amount of tax withholding obligations that the Company or an Affiliate may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section 3. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with any applicable withholding tax obligations.

(b)          Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company or an Affiliate to satisfy all applicable withholding tax obligations in connection with the RSUs. In this regard, Participant authorizes the Company or an Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all withholding tax liabilities by one or a combination of the following:

(i)    cash, wire transfer of immediately available funds or check,

(ii)    Shares or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required,

(iii)    delivery of a written or electronic notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable vesting of the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale,

(iv)    other form of legal consideration acceptable to the Administrator in its sole discretion, or

(v)    any combination of the above permitted forms of payment.

[Notwithstanding the foregoing, if Participant is an officer of the Company whom the Administrator has determined is subject to the reporting requirements of Section 16 of the Exchange Act, [unless otherwise determined by the Board], the Shares will be delivered net of any withholding taxes as the Company determines necessary to satisfy the applicable withholding obligations.] In the event the Company or an Affiliate withholds more than the withholding taxes using one of the methods described above, Participant may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

3

ARTICLE IV
OTHER PROVISIONS

4.1          Dividend Equivalents. Dividend Equivalents shall not be credited to Participant while the RSUs are outstanding.

4.2          Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.3          Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Plan, the Grant Notice or this Agreement shall be submitted by Participant or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding.

4.4          Personal Data Authorization. Participant understands and acknowledges that the Company and its Affiliates hold certain personal information regarding Participant for the purpose of managing and administering the Plan, including Participant’s name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”). Participant further understands and acknowledges that the Company and its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan and that the Company and any its Affiliates may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. Participant understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

4.5          Clawback. The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.6          Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Compensation Committee of the Board, the Chief Executive Officer or the General Counsel at the Company’s principal office or the Chief Executive Officer’s or the General Counsel’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to Participant’s designated beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.6, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.7          Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.8          Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law and, to the extent Applicable Law permits, will be deemed amended as necessary to conform to Applicable Law.

4.9          Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4

4.10          Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Law permits, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.11          Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.

4.12          Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.13          Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms hereof.

4.14          Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

4.15          Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. For each of the periods presented, the unaudited pro forma condensed combined financial information reflects the combination of historical financial information of Sky and Sky Harbour Group Corporation, f/k/a YAC, and gives effect to (1) YAC’s IPO, concurrent private placement of warrants to purchase its Class A common stock and payment of offering expenses and (2) the Business Combination, $45,000,000 BOC PIPE, the payment of transaction costs associated with the Business Combination and the cash settlement of certain obligations in accordance with YAC’s initial public offering (for purposes of this section, collectively, the “Transactions”). For purposes of this section, Sky and YAC are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. The unaudited pro forma condensed combined statements of operations, which have been presented for the year ended December 31, 2021 and the three months ended March 31, 2022, give pro forma effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined statements of operations do not purport to represent, and is not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Transactions taken place on January 1, 2021, nor is it necessarily indicative of the results of operations of the Combined Company for any future period.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, and other information relating to Sky and YAC included elsewhere in this prospectus:

•	The audited historical consolidated financial statements of Sky as of and for the years ended December 31, 2021 and 2020;
•	The unaudited historical consolidated financial statements of Sky Harbour Group Corporation as of and for the three months ended March 31, 2022; and
•

The audited historical financial statements of YAC as of and for the year ended December 31, 2021, and the audited historical financial statements of YAC for the period from August 25, 2020 (inception) through December 31, 2020.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other information included elsewhere in this prospectus.

Description of the Transactions

YAC was formed as a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. YAC completed its IPO of 12,500,000 units at an offering price of $10.00 per unit on October 26, 2020. Simultaneously with the closing of the IPO, YAC completed a private placement of 7,500,000 warrants issued to the Sponsor, generating total proceeds of $7,500,000. On December 1, 2020, the underwriters' over-allotment option was partially exercised resulting in the purchase of an additional 1,098,898 Units, generating additional gross proceeds to YAC of $10,988,980 and incurring offering costs of approximately $700,000 (including $600,000 in underwriting fees). In connection with the IPO, including the underwriters’ partial exercise of the over-allotment option, the number of shares of Class B Common Stock was decreased to 3,399,724 shares to maintain the Sponsor’s 20% ownership. Also in connection with the partial exercise of the underwriters' overallotment option, the Sponsor purchased private placement warrants at a price of $1.00 per whole warrant to purchase an additional 219,779 shares of YAC Class A Common Stock at a price of $11.50 per share. Therefore, in connection with the partial exercise of the underwriters' overallotment option, an additional $11,208,760 in proceeds from the exercise of the over-allotment and the sale of additional private placement warrants were placed in the trust account, resulting in total funds held in the trust account of $138,716,226, inclusive of earned interest on investments held in the trust account at that time. The trust account was located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee. The funds were invested in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

On January 25, 2022, YAC consummated the Business Combination with Sky, pursuant to the Equity Purchase Agreement among the parties dated as of August 1, 2021, as amended. With YAC being the legal acquirer of Sky, consideration for the Business Combination consisted of shares of YAC’s Class B Common Stock wherein each holder of Sky Common Units received one share of Class B Common Stock for each Sky Common Unit. However, for financial reporting purposes, Sky is deemed the accounting acquirer and YAC the acquired company. See “Accounting for the Business Combination” below.

The following activities are reflected in the unaudited pro forma condensed combined financial statements below (either in the historical results or through pro forma adjustments):

•	In connection with the IPO (and related transactions):
○	The initial investment by the Sponsor of 3,399,724 of YAC Class B shares for $25,000;
○	The issuance by YAC of 13,598,898 units at an offering price of $10.00 per unit and receipt of proceeds therefrom;
○	The issuance by YAC of 7,719,779 private placement warrants to the Sponsor and receipt of proceeds therefrom;
○	A total of $138,708,760 of net proceeds from the IPO and the private placement placed in the trust account;
○	The payment of offering expenses.
•	In connection with the Closing:
○	A $45,000,000 BOC PIPE investment and the related issuance of 4,500,000 shares of Class A common stock by YAC to Boston Omaha;
○	The payment of legal fees, underwriting commissions, and other costs incurred by YAC in connection with the IPO;
○	The repayment of a $1,000,000 working capital loan made by the Sponsor;
○	The payment of Transaction costs incurred by both Sky and YAC;
○	The redemption of 12,061,041 shares of Class A common stock held by YAC’s public stockholders;
○	The conversion of YAC’s Sponsor Stock to shares of Class A common stock on a one-for-one basis;
○	The conversion of BOC YAC’s Series B Preferred Units to shares of Class A common stock on a one-for-one basis;
○

YAC’s contribution of all of its assets to Sky, including but not limited to, (A) the proceeds from the trust account (net of proceeds used to fund the redemption of the Class A common stock held by eligible stockholders who properly elected to have their shares redeemed as of the Closing Date), plus (B) $45,000,000 proceeds from the BOC PIPE, plus any cash held by YAC in any working capital or similar account, less (D) the deferred underwriting commission from the IPO and other Transaction expenses of YAC;

○	Execution of the A&R Operating Agreement; and
○	Execution of the Tax Receivable Agreement.

Following the closing, the Combined Company is organized as an “Up-C” structure in which substantially all of the operating assets of Sky’s business are held by Sky and it continues to operate through the subsidiaries of Sky. Upon the closing, YAC was renamed as “Sky Harbour Group Corporation,” and the Company’s only assets are its equity interests in Sky. The Company is the sole managing member of Sky in accordance with the terms of the A&R Operating Agreement.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Equity Purchase Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, YAC was treated as the acquired company for financial reporting purposes, and Sky was treated as the accounting acquirer. In accordance with this accounting method, the Business Combination was treated as the equivalent of Sky issuing equity for the net assets of YAC, accompanied by a recapitalization. The net assets of YAC were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Sky. Sky has been deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•	The Existing Sky Equityholders hold a majority voting interest in the Combined Company;
•	The Existing Sky Equityholders have the ability to nominate and elect the majority of the Combined Company’s Board;
•	Sky’s existing senior management team comprise the senior management of the Combined Company;
•	Sky’s operations comprise the ongoing operations of the Combined Company; and
•	Sky’s assets are larger in relative size compared to YAC’s assets.

The Existing Sky Equityholders hold a corresponding share of Class B Common Stock for each Sky Common Unit they hold. Each Sky Common Unit can be redeemed for a share of Class A Common Stock and a corresponding share of Class B Common Stock will be cancelled. The Class B Common Stock held by the Existing Sky Equityholders entitles the holders thereof to one vote on all matters which stockholders are generally entitled to vote but have no economic rights. The corresponding economic rights associated with Sky Common Units held by Existing Sky Equityholders are presented as non-controlling interests in the Combined Company’s financial statements.

Basis of Pro forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the historical combined financial information of Sky and YAC only give effect to events that are both factually supportable and directly attributable to the Transactions. In addition, for purposes of preparation of the unaudited pro forma condensed combined statement of operations, adjustments have only been made to give effect to events that are expected to have a continuing impact on the results of the Combined Company following the Business Combination. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. Sky and YAC have not had any historical relationship prior to the Business Combination. Therefore, preparation of the accompanying pro forma financial information did not require any adjustments related to such historical transactions.

Pursuant to YAC’s charter prior to the Business Combination, YAC’s public stockholders were offered the opportunity to redeem their shares of Class A common stock for cash upon consummation of the Business Combination, irrespective of whether they voted for or against the Business Combination. If a public stockholder properly exercised its right to redemption of its shares, YAC redeemed each share for cash equal to the public stockholder’s pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared to reflect the redemption of 12,061,041 shares of Class A common stock for $123,068,515.

After the redemption of the shares of Class A common stock, the Company’s controlling economic ownership percentage in Sky was 26.1%.

There are no pro forma adjustments related to the outstanding public warrants and private placement warrants issued in connection with the IPO that are classified as warrant liability in YAC’s historical balance sheet, as such securities continue to be outstanding and classified as a liability after the Closing Date.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock that would be outstanding if the Transactions had occurred on January 1, 2022:

	Shares		%
Stockholder
Existing Sky Equityholders	42,192,250	(1)	73.85%
YAC's Public Stockholders	1,537,857	(2)	2.69%
BOC YAC Initial Investment	5,500,000	(3)	9.63%
BOC PIPE Investment	4,500,000	(4)	7.88%
YAC Sponsors	3,193,474	(5)	5.59%
Others	206,250	(6)	0.36%
TOTAL	57,129,831		100.00%

(1)	Represents the shares of Class B Common Stock issued to the Company to consummate the Business Combination.
(2)	Represents the shares held by YAC’s public stockholders after the redemption of 12,061,041 shares of Class A common stock.
(3)

Represents the shares of Class A common stock held by BOC YAC as the holder of Series B Preferred Units of Sky upon the one-for-one conversion of the Series B Preferred Units into Class A common stock immediately prior to the consummation of the Business Combination.

(4)	Represents the shares that were issued to Boston Omaha in consideration of the $45,000,000 BOC PIPE investment.
(5)

Represents the shares of Class B common stock held by the initial stockholders of YAC upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the Business Combination.

(6)	Represents 206,250 class A common stock held by BOC Yellowstone II LLC.

The Combined Company is organized in an “Up-C” structure. It was necessary to consider the income tax impacts and any related pro forma adjustments associated with the Transactions. No tax liability is deemed to have been triggered upon consummation of the Business Combination, including related to the Tax Receivable Agreement. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Sky and YAC filed income tax returns in the current structure for the periods presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the Combined Company subsequent to the Transactions may differ significantly from the pro forma amounts reflected herein.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

(UNAUDITED)

	HISTORICAL
	Sky	YAC (1)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$396,569	$—	$—		$396,569
Expenses
Operating expenses	1,144,557	—	—		1,144,557
General and administrative	4,682,934	423,682	(248,197)	(a)	4,858,419
Depreciation	144,630	—	—		144,630
Total expenses	5,972,121	423,682	(248,197)		6,147,606
Operating loss	(5,575,552)	(423,682)	248,197		(5,751,037)
Other expense (income)
Unrealized loss (gain) on investments held in Trust	—	(387)	387	(b)	—
Interest expense (income), including amortization of deferred financing costs	—	—	—		—
Change in fair value of warrant liability-(gain) loss	13,938,459	(3,923,096)	—		10,015,363
Total other expense (income), net	13,938,459	(3,923,483)	387		10,015,363
Net (loss) income	(19,514,011)	3,499,801	247,810		(15,766,400)
Net loss attributable to non-controlling interests	(3,750,855)	—	—		(3,750,855)
Net loss attributable to controlling interests	$(15,763,156)	$3,499,801	$247,810		$(12,015,545)
Pro forma net loss per share information:
Weighted average shares outstanding					14,937,581	(c)
Basic and diluted net loss per share					$(0.80)	(c)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

(1)	For the period January 1, 2022 to January 25, 2022 (date of transaction)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021

(UNAUDITED)

	HISTORICAL
	Sky	YAC	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,577,919	$—	$—		$1,577,919
Expenses
Operating expenses	4,276,856	—	—		4,276,856
General and administrative	8,930,319	3,185,293	(745,753)	(aa)	11,369,859
Depreciation	569,914	—	—		569,914
Total expenses	13,777,089	3,185,293	(745,753)		16,216,629
Operating loss	(12,199,170)	(3,185,293)	745,753		(14,638,710)
Other expense (income)
Unrealized loss on investments held in Trust	—	(1,619)	1,619	(bb)	—
Interest expense (income), including amortization of deferred financing costs	1,160,298	(35,423)	—		1,124,875
Change in fair value of warrant liability-(gain) loss	—	(6,095,170)	—		(6,095,170)
Loss on extinguishment of note payable to related party	250,000	—	—		250,000
Total other expense (income), net	1,410,298	(6,132,212)	1,619		(4,720,295)
Net income (loss)	(13,609,468)	2,946,919	744,134		(9,918,415)
Net loss attributable to non-controlling interests	—	—	(10,051,038)	(cc)	(10,051,038)
Net loss attributable to controlling interests	$(13,609,468)	$2,946,919	$10,795,172		$132,623
Pro forma net income (loss) per share information:
Based weighted average shares outstanding					14,937,581	(dd)
Diluted weighted average shares outstanding					29,456,799
Basic earnings (loss) per share					$0.01	(dd)
Diluted earnings (loss) per share					(0.20)	(dd)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, YAC was treated as the acquired company for financial reporting purposes, and Sky was treated as the accounting acquirer. The Business Combination was treated as the equivalent of Sky issuing stock for the net assets of YAC, accompanied by a recapitalization. The net assets of YAC are stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the Business Combination are those of Sky.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 give pro forma effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Transactions were completed on December 31, 2021, excluding the IPO (which was completed on October 26, 2020).

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and notes thereto, and other information relating to Sky and YAC included elsewhere in this prospectus:

•	The audited historical consolidated financial statements of Sky as of and for the year ended December 31, 2021; and
•	The audited historical condensed financial statements of YAC as of and for the year ended December 31, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management as of the date of the unaudited pro forma condensed combined financial information, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

NOTE 2 - ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2022

The unaudited pro forma condensed combined statements of operations for the three month period ended March 31, 2022 include the following adjustments:

a	- Represents the reversal of certain expenses incurred by YAC during the period but paid on the Closing Date and included in equity issuance costs.
b	- Represents the elimination of gains or losses on the investments held in Trust.

c	- Represents the pro forma weighted average shares of common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

For the three month period ended March 31, 2022
Numerator
Pro forma net loss attributable to controlling interests	$(12,015,545)
Denominator
YAC Class A stockholders(1)	1,537,857
YAC's converted founder shares(2)	3,193,474
BOC YAC Initial Investment(3)	5,500,000
BOC PIPE Investment(4)	4,500,000
Others(5)	206,250
Basic and diluted weighted average shares outstanding	14,937,581
Loss per share
Basic and diluted(6)	$(0.80)

(1)

Represents the shares of Class A common stock held by YAC’s public stockholders after the redemption of 12,061,041 shares of Class A common stock. As the Transactions are assumed to have occurred as of January 1, 2021 for purposes of preparing the pro forma condensed combined statements of operations, the weighted average shares outstanding reflect the net amount of 1,537,857 shares of common stock as outstanding for the entire 3-month period of 2022.

(2)

Represents the shares of YAC Class B common stock held by the initial stockholders of YAC upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 3-month period of 2022.

(3)

Represents the shares of Class A common stock held by BOC YAC as the holders of Series B Preferred Units of Sky upon the one-for-one conversion of the Series B Preferred Units into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 3-month period of 2022.

(4)

Represents the shares that were issued in consideration of the BOC PIPE investment. Consistent with the assumption related to the Transactions, the BOC PIPE investment is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 3-month period of 2022.

(5)	Represents 206,250 class A common stock held by BOC Yellowstone II LLC.
(6)

Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 14,519,218 outstanding warrants issued in connection with the IPO.

NOTE 3 - ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2021 and 2020 include the following adjustments:

aa	- Represents the reversal of certain expenses incurred by YAC during the year ended and accrued as of December 31, 2021 but paid on the Closing Date and included in equity issuance costs.
bb	- Represents the elimination of gains or losses on the investments held in Trust.
cc	- Represents an adjustment to attribute net loss to non-controlling interests based on its 73.9% post-Business Combination ownership percentage in Sky.

dd	- Represents the pro forma weighted average shares of common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

For the Year ended December 31, 2021
Numerator
Pro forma net income attributable to controlling interests	$132,623
Less: unrealized gain on warrants	(6,095,170)
Diluted net loss attributable to controlling interests	(5,962,547)
Denominator
YAC Class A stockholders(1)	1,537,857
YAC's converted founder shares(2)	3,193,474
BOC YAC Initial Investment(3)	5,500,000
BOC PIPE Investment(4)	4,500,000
Others(5)	206,250
Basic weighted average shares outstanding	14,937,581

Effect of dilutive warrants	14,519,218
Diluted weighted average shares outstanding	29,456,799

Earnings (Loss) per share
Basic	$0.01
Diluted	$(0.20)

(1)

Represents the shares of Class A common stock held by YAC’s public stockholders after the redemption of 12,061,041 shares of Class A common stock. As the Transactions are assumed to have occurred as of January 1, 2021 for purposes of preparing the pro forma condensed combined statements of operations, the weighted average shares outstanding reflect the net amount of 1,537,857 shares of common stock as outstanding for the entire 12-month period of 2021.

(2)

Represents the shares of YAC Class B common stock held by the initial stockholders of YAC upon the one-for-one conversion of the founder shares into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 12-month period of 2021.

(3)

Represents the shares of Class A common stock held by BOC YAC as the holders of Series B Preferred Units of Sky upon the one-for-one conversion of the Series B Preferred Units into Class A common stock immediately prior to the consummation of the Business Combination. Consistent with the assumption related to the Transactions, this conversion is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 12-month period of 2021.

(4)

Represents the shares that were issued in consideration of the BOC PIPE investment. Consistent with the assumption related to the Transactions, the BOC PIPE investment is assumed to have occurred on January 1, 2021 and, accordingly, these shares are assumed to have been outstanding shares of common stock for the entire 12-month period of 2021.

(5)	Represents 206,250 class A common stock held by BOC Yellowstone II LLC.
(6)

Potentially dilutive shares have been deemed to be anti-dilutive due to the net loss position and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include 14,519,218 outstanding warrants issued in connection with the IPO.